                                                                    EXHIBIT 12.2


                            TELE-COMMUNICATIONS, INC.
                          AND CONSOLIDATED SUBSIDIARIES
         Calculation of Ratios of Earnings to Combined Fixed Charges and
       Preferred Stock Dividends (amounts in millions, except for ratios)
                                   (unaudited)

                                                                                                                     Nine Months
                                                                                Year Ended December 31,          Ended September 30,
                                                                       ---------------------------------------   -------------------

                                                                         1994  1993(a)  1992(a)  1991    1990        1995  1994
                                                                      ----------------------------------------   -------------------
Earnings (losses) from continuing operations before income taxes       $  166   161        45     (108)   (308)      (196)   148

Add:

Interest on debt                                                          811   738       815      928     990        776    582
Interest Portion of Rentals                                                27    23        22       23      23         34     19
Amortization of debt expense                                               13    12         9        6       6         11      8
Distributions from and (earnings) losses of less than
  50%-owned affiliates with debt not guaranteed by TCI                     38    26       (10)     (27)     34        120   (104)
Minority interests in earnings (losses) of consolidated
  subsidiaries, including preferred stock dividend requirement
  of consolidated subs                                                      0    13       277       24     (63)       (36)     8
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                   --    --        (250)     (42)    (36)      --     --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI                                  --    --         175       23      15       --     --

                                                                       ---------------------------------------        ----------
Earnings available for combined fixed charges
  and preferred stock dividends                                        $1,055   973     1,083      827     661        709    661
                                                                       =======================================        ==========

Fixed charges:

Interest on debt:
TCI and consolidated subsidiaries                                         785   731       718      826     868        745    568
Elimination of interest of consolidated subsidiaries to
  50%-owned affiliates                                                   --    --         (36)     (47)    (51)      --     --
Less than 50%-owned affiliates with debt guaranteed by
  TCIC                                                                      7  --        --       --      --            7   --
TCI's proportionate share of interest of 50%-owned
  affiliates                                                               19     7       133      149     173         24     14
                                                                       ---------------------------------------        ----------
                                                                          811   738       815      928     990        776    582

Interest portion of rentals                                                27    23        22       23      23         34     19
Amortization of debt expense                                               13    12         9        6       6         11      8
Preferred stock dividend requirements of consolidated
  subsidiaries                                                             20    14       281       61      56         52     12
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned affiliates                   --    --        (250)     (42)    (36)      --     --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI                                  --    --         175       23      15       --     --
Capitalized interest                                                       16     9         6        5       6          7     12

                                                                       ---------------------------------------        ----------
Total Fixed Charges                                                    $  887   796     1,058    1,004   1,060        880    633
                                                                       =======================================        ==========

Ratio of earnings to fixed charges                                       1.19  1.22      1.02      --      --               1.04

Deficiency                                                             $ --    --        --       (177)   (399)      (171)  --


(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                     (continued)

                            TELE-COMMUNICATIONS, INC.
                          AND CONSOLIDATED SUBSIDIARIES
        Calculation of Ratios of Earnings to Combined Fixed Charges and
       Preferred Stock Dividends (amounts in millions, except for ratios)
                                   (unaudited)

Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:

Year ended December 31,
  1990                                      710
  1991                                      506
  1992                                    2,517
  1993                                   13,833
  1994                                    5,777

Nine Months Ended September 30,
1994                                     10,676
1995                                      4,866